UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FNB CORPORATION

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In connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc., William P. Heath, Jr., FNB’s President and CEO, submitted the following material to The Roanoke Times, which first published it on January 27, 2008:

FNB after merger: heritage of giving will continue

By Bill Heath

It was rewarding to read about FNB and our outstanding employees for their considerable charitable efforts throughout the region and in particular in the New River Valley. FNB has long considered itself a good neighbor and supporter of events and organizations that enhance quality of life and help those in need. We’re very proud of that.

Michael Hemphill, in his January 13 column, voiced a concern readers may have about FNB’s heritage of giving, opining that a merger will lessen the impact of our commitments. As president and CEO of FNB, I can assure you that our track record of philanthropy will not disappear with a merger with Virginia Financial Group.

That’s because we’re not going anywhere.

Yes, the name will change and the headquarters of the holding company will be located in Charlottesville. But the bank, and the heart and soul of the new bank - the operations center - will continue to be located right here in Christiansburg, preserving jobs in the New River Valley. And most of the same dedicated executives and decision-makers will remain - in the same community the bank has been supporting for more than 100 years.

Unlike a scenario in which FNB is bought by one of those megabanks, ceding philanthropic decisions to faraway cities, this truly is a merger of equals, with FNB shareholders owning 52 percent of the new company and FNB having equal representation on all boards and committees. The merger will create a new bank, more than doubling our current assets to over $3 billion while creating the largest independent commercial bank headquartered in Virginia - a major economic driver for our region.

Dr. Ray Smoot will be Chairman of the Board of the bank which ensures that FNB and the Region will be well represented in any number of decisions, including charitable giving.

The president of the new bank, the heads of retail banking, wealth management, operations, and risk management, and others in leadership roles in the new bank, will continue to make their homes in our communities, serve on local boards, attend area churches, and participate in local fund-raising activities.

Therefore, our employees’ commitment of time and talent to make western Virginia a great place to live, work, and play will remain steadfast. After all, this is our home too, and we want to see the region flourish.

So, while our name will change, our mission won’t - and that mission includes our important role as a responsible corporate citizen in all the communities we serve.

Hemphill had it right when he described how difficult it is to raise money from banks that don’t call our region home. But he’s referring to those large multi-state financial giants that don’t know our market, don’t share our values, and certainly don’t always provide the same level of community banking that is our heritage.

Our benefactors will be glad to know we’ll still be here, listening and caring as always.

Bill Heath is president and CEO of FNB Corporation in Christiansburg and a resident of Riner.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus. The Form S-4 was declared effective by the SEC on December 28, 2007, and the definitive joint proxy statement/prospectus was first mailed to shareholders of VFG and FNB on or about January 3, 2008. Each of FNB and VFG may also file with the SEC other documents regarding the proposed merger.

FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on FNB’s website is not, and shall not be deemed to be, a part of this communication or incorporated into other filings FNB or VFG makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.